Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	(858) 646-8023
(858) 552-7931	rargueta@quidel.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2012

FINANCIAL RESULTS

SAN DIEGO, February 12, 2013 (Marketwire) — Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid diagnostic testing solutions and cellular-based virology assays, announced today financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Highlights:

•	Increased total revenues 40% to $53.9 million compared to $38.4 million in the fourth quarter of 2011.

•	Received CE Mark for Sofia® Legionella Fluorescent Immunoassay (FIA) for use with the Sofia Fluorescent Immunoassay Analyzer.

•	Received 510(k) clearance from the United States Food and Drug Administration (FDA) for its AmpliVue® handheld molecular diagnostic test for the detection of C. difficile.

•

Awarded a milestone-based grant totaling up to $8.3 million from the Bill and Melinda Gates Foundation to develop, manufacture and validate a quantitative, low-cost, nucleic acid assay for HIV drug treatment monitoring on the integrated SavannaTM MDx platform (Project Wildcat) for use in limited resource settings.

Fourth Quarter 2012 Results

Total revenues in the fourth quarter increased to $53.9 million from $38.4 million in the fourth quarter of 2011, an increase of 40%. The increase in revenue was driven by growth of infectious disease products in the quarter, due to the onset of an early and severe influenza and respiratory disease season.

Net income for the fourth quarter of 2012 was $8.7 million, or $0.26 per diluted share, compared to net income of $1.0 million, or $0.03 per diluted share, in the fourth quarter of 2011. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense, and including the income tax benefit of research and development tax credit in 2012, net income for the fourth quarter of 2012 was $12.5 million, or $0.37 per diluted share, compared to net income of $4.9 million, or $0.15 per diluted share, for the same period in 2011.

“We were pleased with our ability to respond to the sudden increase in demand for our flu tests. While sales of QuickVue Influenza A+B benefited most, the Sofia, D3 Ultra, and Quidel Molecular PCR products were a contributor to the increase in revenues in the quarter as well,” said Douglas Bryant, president and chief executive officer. “More importantly, our product development teams achieved several key milestones during the period, and we are now poised to introduce a number of new products over the next several quarters,” added Bryant.

Full Year 2012 Results

Total revenues for 2012 were $155.7 million as compared to $158.6 million in 2011. For the year ended December 31, 2012, net income was $5.0 million, or $0.15 per diluted share, compared to net income of $7.6 million, or $0.23 per diluted share, in 2011. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense, and including the income tax benefit of research and development tax credit in 2012, net income for the full year 2012 was $19.1 million, or $0.56 per diluted share, compared to net income of $19.8 million, or $0.59 per share, for the full year 2011.

“Even though the revenue impact of an early start to the influenza season was a positive for our quarter and year, our focus lies in diversifying our company’s revenue mix and creating other growth opportunities. Our efforts are reflected, noticeably, in the increase in 2012 of R&D and sales and marketing expenses ahead of the launch and commercialization of AmpliVue C. difficile and several other Sofia and Quidel Molecular products in 2013,” concluded Bryant.

Non-GAAP Financial Information

The Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles in the U.S., or GAAP. The Company is providing non-GAAP financial information to present net income and earnings per share excluding the effect of stock-based compensation and amortization of intangibles and including the effect of the research and development tax credit in 2012. Although the research and development tax credit relates to 2012, the benefit of the tax credit cannot be recognized until 2013 under GAAP, the result of legislative approval occurring in January, 2013.

Management is providing the adjusted net earnings and adjusted net earnings per share information for the periods presented because it believes this enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss the fourth quarter and full year results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 866-730-5769, or from outside the U.S. dial 857-350-1593, and enter the pass code 75220493.

A live webcast of the call can be accessed at http://www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 7:00 p.m. Eastern Time (4:00 p.m. Pacific Time) on February 12 by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering pass code 87777394.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the QuickVue®, D3® Direct Detection and Thyretain® leading brand names, as well as under the new Sofia® and AmpliVue® brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit www.quidel.com and Diagnostic Hybrids at www.dhiusa.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing on our strategic initiatives, our reliance on sales of our influenza diagnostic tests, uncertainty surrounding the detection of novel influenza viruses involving human specimens, our ability to develop new products and technology, adverse changes in the competitive and economic conditions in domestic and international markets, our reliance on and actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the medical reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse regulatory actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), compliance with FDA and environmental regulations, our ability to meet unexpected increases in demand for our products, our ability to execute our growth strategy, including the integration of new companies or technologies, disruptions in the global capital and credit markets, our ability to hire key personnel, intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, adverse changes in our international markets, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated acceptance, sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the Securities and Exchange Commission (SEC) from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data; unaudited)

	Three months ended
	December 31, 2012	December 31, 2011

Total revenues	$53,925	$38,391

Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	17,597	15,286
Research and development	7,283	6,765
Sales and marketing	8,330	6,755
General and administrative	4,828	5,664
Amortization of intangible assets from acquired businesses and technology	1,770	1,782

Total costs and expenses	39,808	36,252

Operating income	14,117	2,139

Interest expense	(261)	(444)
Interest income	6	52
Other expense	(3)	(376)

Total other expense	(258)	(768)

Income before taxes	13,859	1,371

Provision for income taxes	5,119	413

Net income	$8,740	$958

Basic and diluted earnings per share	$0.26	$0.03

Weighted shares used in basic per share calculation	33,213	33,039
Weighted shares used in diluted per share calculation	33,979	33,639

Gross profit as a % of total revenues	67%	60%
Research and development as a % of total revenues	14%	18%
Sales and marketing as a % of total revenues	15%	18%
General and administrative as a % of total revenues	9%	15%

Condensed balance sheet data (in thousands):	12/31/12	12/31/11

Cash, cash equivalents and restricted cash	$17,012	$61,332
Accounts receivables	32,120	14,646
Inventory	15,496	14,654
Total assets	241,649	278,894
Long term debt	10,567	47,947
Stockholders’ equity	199,780	185,386

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data; unaudited)

	Twelve months ended
	December 31, 2012	December 31, 2011

Total revenues	$155,741	$158,603

Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	61,285	62,865
Research and development	27,716	26,325
Sales and marketing	30,319	25,751
General and administrative	20,640	22,798
Amortization of intangible assets from acquired businesses and technology	6,935	7,124

Total costs and expenses	146,895	144,863

Operating income	8,846	13,740

Interest expense	(1,246)	(2,083)
Interest income	41	203
Other expense	(30)	(376)

Total other expense	(1,235)	(2,256)

Income before taxes	7,611	11,484

Provision for income taxes	2,618	3,851

Net income	$4,993	$7,633

Basic and diluted earnings per share	$0.15	$0.23

Weighted shares used in basic per share calculation	33,068	32,903
Weighted shares used in diluted per share calculation	33,702	33,320

Gross profit as a % of total revenues	61%	60%
Research and development as a % of total revenues	18%	17%
Sales and marketing as a % of total revenues	19%	16%
General and administrative as a % of total revenues	13%	14%

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net income - GAAP	$8,740	$958	$4,993	$7,633

Add: Non-cash stock compensation expense	1,597	2,346	6,598	7,500
Amortization of intangibles	4,115	3,937	14,978	11,844
Income tax impact of 2012 research and development tax credit	510	—	510	—
Income tax impact of non-cash stock compensation expense and amortization of intangibles	(2,465)	(2,327)	(8,017)	(7,185)

Adjusted net income	$12,497	$4,914	$19,062	$19,792

Basic earnings per share:
Adjusted net earnings	$0.37	$0.15	$0.57	$0.60
Net earnings - GAAP	$0.26	$0.03	$0.15	$0.23

Diluted earnings per share:
Adjusted net earnings	$0.37	$0.15	$0.56	$0.59
Net earnings - GAAP	$0.26	$0.03	$0.15	$0.23